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                                                                  Exhibit 10.20


                     FIRST NEW ENGLAND DENTAL CENTERS, INC.
                         85 Devonshire Street, 2nd Floor
                           Boston, Massachusetts 02109

                                January 15, 1997

VIA FACSIMILE
-------------

Saul Herman, D.D.S.
35 Vanderbilt Drive
Livingston, NJ  07039

Robert Armento, D.D.S.
31 Oak Place
North Caldwell, NJ  07006


     Re: Acquisition of Dr. Herman South Street Corp., P.A., Ferry Street Dental Associates, P.A., Dr. S. Herman Group Dental Associates, P.A., Group Dental Associates of Toms River, P.A., Group Dental Associates of East Brunswick, P.A., Ridge Dental Center, P.A., 57th Street Dental Center, P.A., Dr. Herman and Associates, P.A., Doctor's Denture Service P.A. and Group Dental Health Administrators by First New England Dental Centers, Inc.
          ----------------------------------------------------------------------

Dear Drs. Herman and Armento:

     This letter agreement (this "Letter") confirms our understanding with respect to the proposed acquisition of (i) all of the outstanding stock of Dr. Herman South Street Corp., P.A., Ferry Street Dental Associates, P.A., Dr. S. Herman Group Dental Associates, P.A., Group Dental Associates of Toms River, P.A., Group Dental Associates of East Brunswick, P.A., Ridge Dental Center, P.A., 57th Street Dental Center, P.A., Dr. Herman and Associates, P.A., Doctor's Denture Service P.A. ("Dr. Denture") and (ii) substantially all of the assets of Group Dental Health Administrators (individually, "Health Administrators," and collectively with each of the above entities, "Group Dental Associates") by First New England Dental Centers, Inc. ("First Dental"). The dental practices operated by Group Dental Associates are referred to herein as the "Practices," and the laboratory operated by Dr. Denture is referred to as the "Laboratory". The transactions proposed herein shall be conditioned upon and subject to, among other terms and conditions as set forth below, satisfactory completion by First Dental of its due diligence investigation. First Dental's understanding of the terms of the proposed transactions, all of which are subject to legal review by First Dental's counsel, is as follows:

     1. CONSIDERATION AND CLOSING. The aggregate consideration to be paid by First Dental at the closing for the assets of Health Administrators and the stock of the other Constituent Entities shall be Five Million Seven Hundred Thousand Dollars

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Dr. Saul Herman
January 15, 1997
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          ($5,700,000) to be paid in cash (the "Purchase Price") plus the assumption of specified liabilities of Health Administrators. The Closing shall take place on or before February 28, 1997 at the offices of McDermott, Will & Emery at 75 State Street, Boston, Massachusetts, or at such other place or time as the parties shall mutually agree. The Purchase Price shall be payable at Closing as follows: (i) Four Million Seven Hundred Thousand Dollars ($4,700,000) in cash to Dr. Saul Herman; (ii) One Million Dollars ($1,000,000) to Dr. Robert Armento reduced by Five Hundred Seventy Thousand ($570,000) (the "Escrow Fund") to an escrow agent mutually satisfactory to the parties (the "Escrow Agent"). The Escrow Agent shall hold the Escrow Fund pursuant to an escrow agreement mutually satisfactory to the parties which shall provide for the release of half of the Escrow Fund (less the amount of any claims) six (6) months from the date of the Closing with the balance (less the amount of any claims) to be released twelve
          (12) months from the date of Closing.

     2. AGREEMENTS. You hereby agree with us to execute and enter into, and to cause each of the Constituent Entities to execute and enter into, the following written agreements, and to execute and deliver the following filings, as applicable to each of you and the Constituent Entities, on or prior to Closing:

          (a) PURCHASE AND SALE AGREEMENTS. Each Constituent Entity and its respective shareholder(s) will enter into a purchase and sale agreement (the "Purchase Agreements") for the acquisition by First Dental, in the case of Health Administrators, of substantially all of its assets and in the case of the other Constituent Entities, all of their outstanding stock. The Purchase Agreements will contain customary representations, warranties, covenants, conditions and indemnifications.

               In addition, the Purchase Agreements will include the following terms and conditions to the parties obligations:

                    i) NO MATERIAL ADVERSE CHANGES. There shall have been no material adverse changes from the date of this Letter in (1) any of the Practices, or (2) the assets or financial condition of each Constituent Entity, or (3) Group Dental Associates as a whole.

                   ii) REGULATORY AND OTHER APPROVALS. The obligation to proceed with the transactions contemplated hereby will be subject to obtaining any regulatory and other approvals (collectively, "Approvals") required in order for First Dental (a) to own the assets or acquire the stock of each of the Constituent Entities, as the case may be (b) to operate the Practices, (c) to operate the Laboratory as a

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Dr. Saul Herman
January 15, 1997
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                         properly licensed laboratory, and (d) to operate Health
                         Administrators as a properly licensed health maintenance organization.

                  iii) THIRD PARTY CONSENTS. All necessary consents to the consummation of the transactions shall have been obtained.

                   iv) LIENS. All of the assets used in connection with the Practices, the Laboratory and the business of Health Associates shall be free and clear of all liens, security interests and other encumbrances.

                    v) RENTAL PAYMENTS. The Constituent Entities shall in the first instance increase their rental payments on facilities leased from Dr. Saul Herman or entities controlled by him to cover the debt service and operating expenses on the properties PROVIDED, however, that Dr. Saul Herman shall cooperate with First Dental to refinance those properties to reduce the amount of such debt service.

                   vi) AUTOMOBILE LEASES. Designated vehicle leases for automobiles leased by the Constituent Entities shall be assumed by Dr. Saul Herman or his designees.

                  vii) EQUIPMENT LEASES. Dr. Mark Herman shall be indemnified in connection with any equipment leases for which he is responsible or a guarantor.

          (b) NON-COMPETITION AND NON-SOLICITATION AGREEMENT FOR SAUL HERMAN, D.D.S. Dr. Saul Herman shall execute and deliver an agreement among First Dental, Osorio and Watkin, D.M.D., P.C. or a to-be-formed professional association (the "P.A.") and Saul Herman, D.D.S. (the "Non-Competition and Non- Solicitation Agreement"), pursuant to which:

                    i) for a period of one (1) year following the date of closing, Dr. Herman shall be prohibited from engaging in any dental practice activity within a fifteen (15) mile radius of any of the Constituent Entities' present locations (the "Non-Compete Area");

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Dr. Saul Herman
January 15, 1997
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                   ii)   for a period of three (3) years following the date of
                         closing, Dr. Herman shall be prohibited from (A) owning or managing any dental or dental-related specialty practice within the Non- Compete Area, (B) owning, operating or managing a health maintenance organization within the State of New Jersey, and (C) owning, operating or managing a laboratory or other facility within the State of New Jersey which provides any services or manufactures any products which compete, directly or indirectly, with the products and/or services manufactured and/or provided by the Laboratory; and

                  iii) for a period of three (3) years following the date of closing, Dr. Herman shall not solicit for employment or employ any employee of the P.A. or of First Dental, nor solicit business from any patient or former patient of the P.A. and/or of any of the Constituent Entities.

          (c) EMPLOYMENT AGREEMENT FOR MARK HERMAN, D.D.S. Dr. Mark Herman shall execute and deliver an employment agreement between the P.A. and Mark Herman, D.D.S. (the "Employment Agreement") pursuant to which Dr. Herman will be employed for a term of one
               (1) year commencing February 28, 1997, which term shall be automatically renewed for an additional one (1) year term; PROVIDED, however, that either party may terminate the Employment Agreement at any time following June 30, 1997 by giving (30) days prior written notice to the other party. Annual compensation to be paid by the P.A. to Dr. Herman shall be no less than $150,000 and no greater than $250,000, as mutually agreed to by the parties based upon reasonable criteria to be established by First Dental. Additionally, Dr. Herman shall be entitled to receive and participate in the P.A.'s standard corporate benefits package for all of its current dentists. The Employment Agreement shall contain restrictive covenants prohibiting Dr. Herman, during the term of the Employment Agreement and for a period of six (6) months following the date of its termination or expiration, from
               (i) engaging in any dental practice activity within a fifteen
               (15) mile radius of any of the Constituent Entities' present locations, (ii) owning or managing any dental or dental-related specialty practice within a fifteen (15) mile radius of any of the Constituent Entities' present locations, (iii) owning, operating or managing a health maintenance organization within the State of New Jersey, and (iv) owning, operating or managing a laboratory or other facility within the State of New Jersey which provides any services or manufactures any products which compete, directly or indirectly, with the products and/or services manufactured and/or provided by

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Dr. Saul Herman
January 15, 1997
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               the Laboratory. Further, during the term of the Employment
               Agreement and for six (6) months following the date of its termination or expiration, Dr. Herman shall not solicit for employment or employ any employee of the P.A. or of First Dental, nor solicit business from any patient or former patient of the P.A. and/or of any of the Constituent Entities.

          (d) AGREEMENTS BETWEEN ROBERT ARMENTO, D.D.S. AND THE P.A. Dr. Armento shall execute and deliver an agreement with the P.A. (the "Capitation Agreement") pursuant to which Dr. Armento shall be paid $7,500 per month in exchange for providing professional orthodontic services to all managed care/capitated patients of the P.A. at the former Group Dental Associates locations in Toms River and East Brunswick (the "Locations"). The Capitation Agreement shall be for a term of two years which term shall be automatically renewed for an additional two year term; PROVIDED, however, that either party may terminate the Capitation Agreement at any time following the expiration of the initial two year term upon ninety (90) days written notice to the other party.

               Dr. Armento also shall execute and deliver an agreement (the "Armento Agreement") pursuant to which Dr. Armento will contract with the P.A. to provide orthodontic services to patients of the P.A. for a term of two years, which term shall be automatically renewed for an additional two year term; PROVIDED, however, that the P.A. may terminate the Armento Agreement at any time "for cause"; and FURTHER PROVIDED, that Dr. Armento may terminate the Armento Agreement at any time following the expiration of the initial term of the Armento Agreement by giving no less than ninety (90) days notice of his intent to so terminate. Pursuant to the Armento Agreement, Dr. Armento shall provide exclusive orthodontic services to patients of the P.A. at the Locations in exchange for receipt of payment from the P.A. of 60% of the P.A.'s net collections for such services. Notwithstanding the above, Dr. Armento shall be entitled to retain all revenue attributable to services rendered by Dr. Armento and his staff to
               (i) patients of the P.A. who were patients of Dr. Armento prior to the Closing, and (ii) patients who are entitled to dental and related care benefits under agreements with First Local 863 (New Jersey Health Care Administrators), Sheet Metal Locals #25 and #28, New Jersey Carpenters Local #27, Prudential, DMO, PruCare, Rutgers (RCHP), Cigna, US Healthcare-Aetna, Operating Engineers Local #825, MetLife, Local #1158 IBEW and Oxford (collectively, the "Plans"). Dr. Armento shall provide and be responsible for the cost of his own staff, supplies and malpractice insurance. The P.A. shall provide reasonable marketing services on behalf of Dr. Armento. First Dental shall guarantee the payment obligations of the P.A. to Dr. Armento under the Armento Agreement and the Capitation Agreement.

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Dr. Saul Herman
January 15, 1997
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               The Armento Agreement shall also contain restrictive covenants prohibiting Dr. Armento, during the term of the Armento Agreement and for a period of three (3) years following the date of its termination or expiration, from (i) engaging in any dental or dental-related specialty practice activity within a five (5) mile radius of any of the Constituent Entities' present locations and within a five (5) mile radius of Dr. Armento's present practice location, if such location is not within the above-described area, (ii) owning or managing any dental or dental-related specialty practice within a five (5) mile radius of any of the Constituent Entities' present locations and within a five (5) mile radius of Dr. Armento's present practice location, if such location is not within the above-described area, (iii) owning, operating or managing a health maintenance organization within the State of New Jersey, and (iv) owning, operating or managing a laboratory or other facility within the State of New Jersey which provides any services or manufactures any products which compete, directly or indirectly, with the products and/or services manufactured and/or provided by the Laboratory. Further, during the term of the Armento Agreement and for three (3) years following the date of its termination or expiration, Dr. Armento shall not solicit for employment or employ any employee of the P.A. or of First Dental nor solicit dental or dental-related care (other than orthodontic care) business from any patient or former patient of the P.A. and/or of any of the Constituent Entities. During the term of the Armento Agreement, the P.A. shall be restricted from providing professional orthodontic services within a fifteen (15) mile radius of the Locations to patients of the P.A. other than through Dr. Armento and his staff. The Armento Agreement shall further provide that, in the event Dr. Armento desires to sell his practice or any portion thereof at any time during the term of the Armento Agreement or during the six-month period following the expiration or termination thereof, First Dental shall have the right of first negotiation with respect to such sale.

     3. EMPLOYEES. First Dental and/or the P.A. will hire existing employees of Health Administrators at their current salary levels. Health Administrators will fully vest and terminate all employee benefit plans applicable to its employees.

     4. INTERIM CONDUCT OF THE PRACTICES, THE LABORATORY AND HEALTH ASSOCIATES. Pending execution of mutually agreeable definitive agreements, Group Dental Associates will continue to operate the Practices, the Laboratory and the business of Health Associates in the ordinary course, except that First Dental will be notified in advance and must approve any and all of the following actions:

          (a) Transactions involving any capital expenditures, including leases, in excess of $10,000;

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Dr. Saul Herman
January 15, 1997
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          (b)  The sale, transfer or other disposition of any assets material to any of the Practices, the Laboratory and/or the business of Health Associates; and

          (c) Entering into any new employment agreement, consulting agreement and/or other professional engagement, or increasing in excess of four percent (4%) the compensation to be paid to any current employee, consultant or agent of any of the Practices, the Laboratory or Health Associates.

     5. DUE DILIGENCE. Immediately following the execution of this Letter, each Constituent Entity will allow First Dental, its employees, financial advisors, attorneys, accountants and other authorized representatives free and full access to its premises, employees, accountants, customers, vendors, books and records. Each Constituent Entity will cause all requested documents and information to be delivered promptly. The transactions contemplated hereby are expressly conditioned upon the satisfactory completion by First Dental, in its sole discretion, of such review and investigation of the Practices, the Laboratory and the business of Health Associates.

     6. EXCLUSIVITY. No Constituent Entity, and none of you, has any other commitments or understandings regarding the sale, merger or other disposition of all or a majority of the assets and/or stock of any of the Practices, the Laboratory and/or Health Associates. During the period commencing as of the date of this Letter up through and including the subsequent six (6) months, you agree to negotiate only with First Dental and neither you nor any Constituent Entity shall (i) solicit, entertain or support any inquiry, solicitation, proposal or offer from any other party regarding the sale, merger, consolidation or other disposition of all or a majority of the assets or stock of the Practices, the Laboratory, Health Associates or any of them, or
          (ii) furnish any information concerning any of the Practices, the Laboratory or the business of Health Associates to any other person. You shall promptly notify First Dental in writing of any such written inquiries, proposals, solicitations or offers.

     7. BREAK-UP FEE. Each of you hereby agrees that, for a period of six (6) months following the date of execution of this Letter, in the event of a sale, merger, consolidation or other disposition of all or a majority of the assets or stock of any of the Practices, the Laboratory, Health Associates or any of them to, with or into a third party other than an affiliate of First Dental and/or the P.A., or in the event Group Dental Associates or any of the Constituent Entities otherwise combines or forms a partnership with a third party other than an affiliate of First Dental and/or the P.A., then First Dental would be irreparably harmed. Accordingly, in the event of any such sale, merger, consolidation or other combination (a "Transaction") within the six (6) month period following the execution of this Letter, each of you hereby agrees that the Constituent Entities shall be jointly and severally liable to First Dental for liquidated

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Dr. Saul Herman
January 15, 1997
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          damages in the amount of One Million Dollars ($1,000,000) if such a
          Transaction occurs within the first three (3) months of such six (6) month period and in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) if such a Transaction occurs within the last three (3) months of such six (6) month period, which liquidated damages shall be due and payable to First Dental immediately upon the consummation of any such sale, merger, consolidation or other combination.

     8. CONFIDENTIAL INFORMATION. Each party hereto agrees that it or he shall hold in confidence any and all Confidential Information that it or he receives or discloses to another party hereto prior to the Closing. Confidential Information for purposes of this Letter shall include, but not be limited to, reports, memoranda, statistics, forms, notes, records, financial information, patient lists, charts, know-how, work-in-progress, trade secrets, business methods and processes, legal documents or any other matter relating to the business of any party (regardless of whether disclosed on paper, tape, diskette, or any other media) or information verbally disclosed and identified by the disclosing party as confidential. Each party agrees that it or he shall not, without the other party's prior written consent, disclose the Confidential Information of such other party to anyone except the disclosing party's own employees, affiliates, representatives, legal counsel and/or financial advisors on a need-to-know basis (collectively, "the "Representatives"), nor use such Confidential Information for any purpose other than in connection with the transactions contemplated hereby.

     9. DISCLOSURE REQUIRED BY LAW. If a party or any of its Representatives (the "Compelled Party") becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of another party hereto (the "Other Party"), the Compelled Party or its Representatives, as the case may be, shall provide the Other Party with prompt prior written notice of such requirement so that the Other Party may seek a protective order or other appropriate remedy, or waive compliance with the terms of this Letter. If so required or permitted to disclose Confidential Information, the Compelled Party or its Representatives, as the case may be, shall furnish only that portion of the Confidential Information which the Compelled Party or its Representatives, as the case may be, is advised by counsel is legally required and to exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, neither the Compelled Party nor any of its Representatives will oppose action by the Other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

     10. RETURN OF CONFIDENTIAL INFORMATION. If First Dental, in its sole and reasonable discretion and after conduct of due diligence, decides not to consummate the

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Dr. Saul Herman
January 15, 1997
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          transactions contemplated hereby, each party and its Representatives shall promptly return to the other parties all Confidential Information respectively belonging to such other parties and shall give to such other parties all materials prepared by such party and its Representatives which contain or otherwise relate to the Confidential Information, including any and all copies or reproductions thereof, and each party agrees to destroy all copies of any analyses, compilations, studies or other documents prepared by that party for the use of that party containing or verifying any Confidential Information. Moreover, each party agrees not to make any public announcement regarding the transactions contemplated hereby between the parties without the mutual consent of all of the parties hereto. The obligations of the parties as recipients of information pursuant to this Letter shall not apply to any such information (a) which is generally available to the public or otherwise in the public domain, other than as a result of disclosure by such recipient party or by virtue of a breach of this Letter, (b) which was available to the parties on a non-confidential basis prior to its disclosure, or
          (c) is approved for release by written authorization of an authorized officer of the party whose Confidential Information is to be disclosed.

     11. EQUITABLE REMEDIES. The parties hereto agree and acknowledge that the Confidential Information of each of the parties, as it exists from time to time, is a valuable, special and unique asset of such party, that the terms of this Letter are reasonable and necessary to protect the legitimate interests of the parties and that a violation or threatened violation of any of the terms of this Letter by one party would cause irreparable injury to the business of the other party whose Confidential Information would be improperly disclosed, for which damages would be inadequate compensation. Accordingly, the parties acknowledge, consent and agree that in the event of any such violation or threatened violation by one party, the party whose Confidential Information would be disclosed shall be entitled to commence an action for preliminary, temporary and permanent injunctive relief or other equitable relief. The obligations with respect to the Confidential Information under this Letter shall survive any decision by First Dental not to consummate the transactions contemplated hereby.

     12. EXPENSES. Each party shall bear its own legal and accounting expenses in connection with the investigation, negotiation and consummation of the transactions contemplated hereby, except that you shall be responsible for such expenses incurred by any of the Constituent Entities.

     13. JURISDICTION. The provisions of this Letter and the agreements shall be governed by Massachusetts law, without regard for its principles of conflict of laws.

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Dr. Saul Herman
January 15, 1997
Page 10

     14. BINDING PROVISIONS. With the exception of Sections 6 through 14, this Letter shall not constitute a binding obligation of the parties.


                                                   Very truly yours,

                                                   FIRST NEW ENGLAND DENTAL
                                                     CENTERS, INC.

                                                   /s/Jerald Robbins
                                                   ------------------------
                                                   Jerald Robbins
                                                   Executive Vice President



Accepted and Agreed to this
 15th day of January, 1997:


/s/Saul Herman, D.D.S.
----------------------------
Saul Herman, D.D.S.


/s/Robert Armento, D.D.S.
-----------------------------
Robert Armento, D.D.S.